Exhibit 99.1

Ocean Power Technologies, Inc.

Announces Third Quarter Fiscal 2023 Results

Results include Third Quarter Revenue Growth of 51.7%

MONROE TOWNSHIP, N.J., March 13, 2023 (GLOBE NEWSWIRE) - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for its fiscal third quarter ended January 31, 2023 (“Q323”), including year-to-date revenue growth of over 74.7% and total order growth of 111%. Highlights from the third quarter and recent activity include:

●	Total orders for the Q323 were $0.8 million, as compared to $0.7 million for the third quarter ended January 31, 2022 (“Q322”). Total orders for the nine months ended Q323 increased 111% to $3.8 million, from total orders of $1.8 million for the same period in the prior year.
●	Revenues for the Q323 were $0.7 million, reflecting a growth of 51.7% over Q322 revenues. Revenues of $1.8 million for the nine months ended Q323, increased 74.7%, over revenues of $1.0 million for the same timeframe in the prior year.
●	Gross margin for the Q323 was $0.1 million, compared to a gross loss of $(0.1) million in Q322. For the nine months ended Q323, gross margin was $0.4 million, compared to a gross loss of $(0.3) million in the same period Q322. Gross margin rate was 18.5% and 21.1% for the Q323 and for the nine months ended, respectively.
●	Partnered with Task Force 59 of the U.S. Navy on a new project in Bahrain to support the Digital Horizon exercise for use of Unmanned Surface Vehicles. Digital Horizon was completed in January 2023 and is already leading to follow on deployments as noted below.
●	Awarded a minimum $0.4 million follow-on contract with Task Force 59 in Bahrain to provide WAM-V’s to support the International Maritime Exercise 2023 (IMX23)as a result of the successful demonstrations during Digital Horizon.
●	Obtained final acceptance for the buoy deployed at Enel Green Power Chile (EGP).
●	Deployed the first WAM-V 16 leased to Sulmara Subsea, Inc. (Sulmara). In February 2023 we received an order for the lease of a second WAM-V 16 to Sulmara. These are noteworthy as they were the first two WAM-V sales using our leasing model.
●	Began work on Phase I of the National Oceanic and Atmospheric Administration (NOAA) SBIR Dynamic Swarming of unmanned surface vehicles (USV’s) for Hydrographic Surveys in Disaster Recovery Project. The goal of the project is to design a command-and-control infrastructure to optimize sonar data and USV survey lines. This is intended to facilitate a large number of USV’s to autonomously survey a disaster area, such as those created by hurricanes.
●	Commenced work on the U.S. Department of Energy (DOE) Phase II development of a next-generation wave energy converter program award. As previously announced, OPT will receive up to $1.1 million to develop and test a modular and scalable Mass-on-Spring Wave Energy Converter (MOSWEC) PowerBuoy® for reliable powering of autonomous ocean monitoring systems, bringing an entirely new PowerBuoy® into our offering.

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Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“We continue to make meaningful progress towards our commercial efforts, including increasing our pipeline of feasibility studies, demonstrations, and platform sales activity. This development has been largely driven by our autonomous vehicles and Data-as-a-Service business lines. We are pleased to be well ahead of our order and revenue performance as compared to last year, however, we remain keenly focused on achieving our $9.0 million order target. Our sales team is working diligently to convert our growing pipeline into executed orders. Despite the challenging current macro environment, and our involvement in multi-party contracting, we remain encouraged by the fact that our level of commercial activity is the highest that it has been in our history.”

FINANCIAL HIGHLIGHTS – Q323

Income Statement:

●	Revenues for Q323 were $0.7 million, as compared to $0.5 million in Q322. Revenues increased 75% to $1.8 million for the nine months ended Q323, as compared to $1.0 million for the same period in the nine-month period. This growth during the first nine months ended Q323 has been driven by sales of WAM-V autonomous vehicles and an increase in strategic consulting services.
●	Gross profit for the Q323 was $0.1 million, as compared to a gross loss of $(0.1) million in Q322. Gross profit for the nine-month period ended Q323 was $0.4 million, as compared to a gross loss of $(0.3) million in the same period Q322. Gross margin for the Q323 was 18.5% and for the nine months ended Q323 was 21.1%. The improvement in gross margin has been driven by the MAR business and our higher margin strategic consulting services.
●	Operating expenses were $6.8 million in the Q323, up sequentially from $6.4 million in 2Q23, due to the timing of projects and programs. Operating expenses were $19.5 million in the nine-month period ended Q323, as compared to $15.5 million for the nine-month period ended Q322, due to incremental investments in people and systems to support our growth.
●	Net loss was $6.1 million for the Q323, as compared to a net loss of $5.5 million for the Q322. Net loss was $16.8 million for the nine-month period ended Q323, as compared to a net loss of $13.8 million for the same period Q322.

Balance Sheet and Cash Flow:

●	Combined cash, unrestricted cash, cash equivalents and short-term investments as of January 31, 2023, was $41.1 million, compared to $57.7 million at the beginning of the year.
●	Bank debt remained at $0 as of January 31, 2023.
●	Net cash used in operating activities for the nine months ended Q323 was $16.1 million, compared to $15.8 million for the same period in the prior year.

Conference Call & Webcast

As announced on February 12, 2023, a conference call to discuss OPT’s financial results will be held tomorrow morning, Tuesday, March 14, 2023, at 9:00 a.m. Eastern Time. Philipp Stratmann, CEO, Bob Powers, CFO, and Joseph Dipietro, Treasurer and Controller, will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live Webcast: Link to Q323 Webcast for OPT

●	Call Replay: Will be available by telephone approximately two hours after the call’s completion until June 14, 2023. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 1373 6523.

●	Webcast Replay: The archived webcast will also be available on the OPT investor relations section of its website.

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About Ocean Power Technologies

OPT, a leader in innovative and cost-effective, low carbon marine data, power, and consulting services, provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASV) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics and strategic consulting services including simulation engineering, software engineering, concept design and motion analysis through our wholly owned subsidiary 3Dent. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission. The Form 10-Q is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2023	April 30, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,920	$7,885
Short term investments	30,005	49,384
Restricted cash, short-term	65	258
Accounts receivable	706	482
Contract assets	93	386
Inventory	1,436	442
Other current assets	1,997	467
Total current assets	45,222	59,304
Property and equipment, net	591	445
Intangibles, net	4,017	4,136
Right-of-use asset, net	522	752
Restricted cash, long-term	154	219
Goodwill	$8,537	$8,537
Total assets	$59,043	$73,393
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$591	$905
Accrued expenses	1,626	877
Contingent liabilities, current portion	875	748
Right-of-use liability, current portion	320	319
Contract liabilities	1,334	129
Total current liabilities	4,746	2,978
Deferred tax liability	203	203
Right-of-use liability, less current portion	282	538
Contingent liabilities, less current portion	870	843
Total liabilities	6,101	4,562
Commitments and contingencies (Note 15)
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 56,254,642 shares and 55,905,213 shares, respectively; outstanding 56,213,728 shares and 55,881,861 shares, respectively	56	56
Treasury stock, at cost; 40,914 shares and 23,352 shares, respectively	(355)	(341)
Additional paid-in capital	323,843	322,932
Accumulated deficit	(270,556)	(253,770)
Accumulated other comprehensive loss	(46)	(46)
Total shareholders’ equity	52,942	68,831
Total liabilities and shareholders’ equity	$59,043	$73,393

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Ocean Power Technologies, Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended January 31,		Nine months ended January 31,
	2023	2022	2023	2022

Revenues	$734	$484	$1,752	$1,003
Cost of revenues	598	597	1,382	1,320
Gross margin (loss)	136	(113)	370	(317)

(Gain)/loss from change in fair value of consideration	373	(60)	154	(60)
Operating expenses	6,820	5,439	19,546	15,451
Operating loss	(7,057)	(5,492)	(19,330)	(15,708)

Interest income, net	229	16	604	56
Other income, proceeds from insurance claim	$458	$—	$458	$—
Other income, employee retention credit	—	—	1,202	—
Gain on extinguishment of PPP loan	—	—	—	890
Foreign exchange gain	2	5	2	—
Loss before income taxes	(6,368)	(5,471)	(17,064)	(14,762)
Income tax benefit	278	—	278	1,041
Net loss	$(6,090)	$(5,471)	$(16,786)	$(13,721)
Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.30)	$(0.26)
Weighted average shares used to compute basic and diluted net loss per common share	55,966,672	55,308,799	55,918,284	53,408,998

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OCEAN POWER TECHNOLOGIES, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended January 31,
	2023	2022

Cash flows from operating activities:
Net loss	$(16,786)	$(13,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	157	104
Amortization of intangible assets	119	18
Amortization of right of use asset	230	211
Amortization of premium on short term investments	198	—
Change in contingent consideration liability	154	(60)
Gain on extinguishment of PPP Loan	—	(890)
Stock based compensation	911	864
Changes in operating assets and liabilities:
Accounts receivable	(224)	237
Contract assets	293	(217)
Inventory	(995)	(193)
Other assets	(1,530)	51
Accounts payable	(314)	(165)
Accrued expenses	747	(589)
Change in lease liability	(254)	(228)
Contract liabilities	1,205	15
Litigation payable	—	(1,224)
Net cash used in operating activities	(16,089)	(15,787)
Cash flows from investing activities:
Redemptions of short term investments	49,584	—
Purchases of short term investments	(30,402)	—
Payments for MAR acquisition, net of cash acquired	—	(3,544)
Purchase of property, plant and equipment	(302)	(319)
Net cash provided by (used in) investing activities	18,880	(3,863)
Cash flows from financing activities:
Acquisition of treasury stock for withholding taxes paid on vesting of restricted stock units	(14)	—
Proceeds from issuance of common stock	—	90
Net cash (used in) provided by financing activities	(14)	90
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(14)
Net increase / (decrease) in cash, cash equivalents and restricted cash	2,777	(19,574)
Cash, cash equivalents and restricted cash, beginning of period	$8,362	$83,634
Cash, cash equivalents and restricted cash, end of period	$11,139	$64,060

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